Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES THIRD QUARTER 2026 FINANCIAL RESULTS
CLEVELAND, OHIO – October 28, 2026 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its third-quarter of 2026.
Q3 2026 highlights:
•Quarterly net sales of $209.5 million, an increase of 18% from Q3 2025.
•Quarterly gross profit margin of 33.4%, up 370 basis points from Q3 2025.
•Quarterly diluted EPS of $3.56 per share, up $3.03 from Q3 2025. EPS was up 70% from Q3 2025 when adjusted for the charges related to the U.S. Pension Plan termination that occurred in Q3 2025.
•Quarterly Cash Flow from Operations up 95% from Q3 2025 and 32% for the nine-month period ended September 30, 2026.

Net sales in the third quarter of 2026 were $209.5 million compared to $178.1 million in the third quarter of 2025, an 18% increase. PLP-USA continued its strong 2026 performance driven primarily by sales growth in the transmission and distribution markets. Among the international segments, The Americas net sales grew 7% on a constant-currency basis, benefiting from the May 2026 acquisition of Delta Star Conetores Electricos Ltda ("Delta Star") and higher communications volumes. Asia-Pacific net sales grew 17% on a constant-currency basis, driven by higher volumes in energy sales. Foreign currency translation increased third quarter 2026 net sales by $3.1 million.

Net income for the quarter ended September 30, 2026, was $18.0 million, or $3.56 per diluted share, compared to $2.6 million, or $0.53 per diluted share, for the comparable period in 2025. When removing the charges associated with the US Pension Plan termination which occurred in Q3 2025, diluted EPS increased 70%. The increase in net income was primarily driven by higher sales volumes, favorable product mix, fixed cost leverage and the benefit of price increases enacted in 2025 and early 2026. This increase was partially offset by increases in selling and freight costs and investments in personnel supporting strategic market growth in our core product offerings. Tariff headwinds also continued to impact net income. Foreign currency translation had a favorable impact of $0.4 million on the third-quarter of 2026 net income.
Net sales increased 21% to $598.5 million for the first nine months of 2026 compared to $496.2 million for the first nine months of 2025. All segments realized a year-over-year increase in net sales due to higher volumes of energy and communications sales, driven most significantly by PLP-USA with 28% net sales growth. Foreign currency translation rates increased net sales by $16.2 million for the nine months ended September 30, 2026.

Net income for the nine months ended September 30, 2026, was $50.1 million, or $10.18 per diluted share, compared to $26.8 million, or $5.42 per diluted share, for the comparable period in 2025. Adjusted for the U.S. Pension Plan Termination charges, diluted EPS was up $3.20 or 46%. The increase in net income was due to higher sales volumes and the benefit of price increases enacted in 2025 and early 2026, partially offset by higher personnel, selling and freight costs, tariff expenses and a higher effective tax rate for the nine-month period. Foreign currency translation had a favorable impact of $1.0 million on net income for the nine-month period ended September 30, 2026.

"This was another exceptional quarter, with sales and net income nearing the records set just last quarter," said Rob Ruhlman, Executive Chairman. "We grew net sales 18% to $209.5 million with gross margins improving 370 basis points year over year to 33.4%, showing resilience in a challenging operating environment. Our steadfast commitment to domestic manufacturing continues to provide a strategic advantage, with PLP-USA delivering over $100 million of net sales for the second straight quarter. That performance is a direct result of the robust demand we see in domestic energy markets and the strategic investments we have made in people, manufacturing, and engineering capabilities. In early October, we welcomed U.S. Senator Bernie Moreno to our PLP Peninsula, Ohio operations to see our commitment to U.S. manufacturing firsthand."

"Our sustained growth is also generating strong cash flow. We produced $68.1 million in operating cash flow through the first nine months of the year and ended the quarter with $99.3 million in cash and $53.9 million of available credit. That financial strength allows us to do three things at once: invest in our people and facilities, pursue targeted acquisitions, and continue returning capital to shareholders."

"While we continue to enjoy a record year so far, the operating environment remains challenging. Tariffs continue to present headwinds, and the geopolitical landscape is constantly changing. But the investments we have made in domestic U.S. manufacturing, our diversified global footprint across 20 countries, and the breadth of our product portfolio give me confidence that we are well-positioned to navigate these pressures and sustain the momentum we have built."

"Finally, I was delighted to bring our Senior Leadership Team (and our families!) to New York in September to ring the closing bell at the Nasdaq to celebrate our 25th anniversary of being listed. This opportunity recognized both our great past and our bright future and I share this recognition with each of our over 4,000 PLP brothers and sisters around the globe. Our focus is unchanged: provide our customers with the high-quality products and superior customer service they have come to expect from PLP."
A presentation on third-quarter results will also be available on PLP’s website at www.plp.com/investor-relations.
FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, tariffs, labor disruptions, military conflict, international hostilities, political instability, exchange rates, natural disasters and health epidemics, the strength of demand and availability of funding for the Company’s products (including in light of price increases) and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the cost, availability and quality of raw materials required for the manufacture of products and customer demand, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2025 Annual Report on Form 10-K filed with the SEC on March 5, 2026 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
ABOUT PLP
PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS	INVESTOR RELATIONS

JOSH NELSON	ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS	CHIEF FINANCIAL OFFICER

+1 440 473 9120	+1 440 473 9246

JOSH.NELSON@PLP.COM	ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY (PLPC)
CONSOLIDATED BALANCE SHEET

	September 30, 2026	December 31, 2025
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$99,269	$83,389
Accounts receivable, net	136,764	113,175
Inventories, net	161,194	148,730
Prepaid expenses	15,683	12,961
Other current assets	8,907	5,206
TOTAL CURRENT ASSETS	421,817	363,461
Property, plant and equipment, net	247,502	222,781
Goodwill	36,142	30,684
Other intangible assets, net	9,007	10,140
Deferred income taxes	7,909	7,481
Other assets	19,925	19,074
TOTAL ASSETS	$742,302	$653,621
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$60,935	$49,520
Notes payable to banks	2,390	1,213
Current portion of long-term debt	6,136	5,392
Accrued compensation and other benefits	36,829	29,207
Accrued expenses and other liabilities	41,584	29,378
TOTAL CURRENT LIABILITIES	147,874	114,710
Long-term debt, less current portion	47,423	32,860
Other noncurrent liabilities and deferred income taxes	34,367	30,500
SHAREHOLDERS' EQUITY
Common shares $2 par value per share, 15,000,000 shares authorized, 4,880,691 and 4,907,787 issued and outstanding, at September 30, 2026 and December 31, 2025	13,895	13,860
Common shares issued to rabbi trust, 222,506 and 222,506 shares at September 30, 2026 and December 31, 2025, respectively	(9,586)	(9,586)
Deferred compensation liability	9,586	9,586
Paid-in capital	71,226	67,217
Retained earnings	631,311	584,360
Treasury shares, at cost, 2,066,300 and 2,021,940 shares at September 30, 2026 and December 31, 2025, respectively	(149,150)	(136,554)
Accumulated other comprehensive loss	(54,682)	(53,365)
TOTAL PLPC SHAREHOLDERS' EQUITY	512,600	475,518
Noncontrolling interest	38	33
TOTAL SHAREHOLDERS' EQUITY	512,638	475,551
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$742,302	$653,621

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
(Thousands, except per share data)	(Unaudited)		(Unaudited)
Net sales	$209,501	$178,087	$598,460	$496,229
Cost of products sold	139,499	125,238	400,226	339,310
GROSS PROFIT	70,002	52,849	198,234	156,919
Costs and expenses
Selling	15,014	13,252	44,171	38,525
General and administrative	22,522	19,149	65,104	55,440
Research and engineering	7,336	6,182	21,227	17,356
Other operating expense, net	233	1,134	1,217	2,212
	45,105	39,717	131,719	113,533
OPERATING INCOME	24,897	13,132	66,515	43,386
Other income (expense)
Interest income	1,061	683	2,472	1,577
Interest expense	(728)	(312)	(1,199)	(1,006)
Pension termination expense	—	(11,657)	—	(11,657)
Other income, net	326	510	544	1,033
	659	(10,776)	1,817	(10,053)
INCOME BEFORE INCOME TAXES	25,556	2,356	68,332	33,333
Income tax expense (benefit)	7,540	(263)	18,259	6,461
NET INCOME	$18,016	$2,619	$50,073	$26,872
Net loss (income) attributable to noncontrolling interests	20	7	(5)	(24)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$18,036	$2,626	$50,068	$26,848
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	5,032	4,915	4,891	4,925
Diluted	5,072	4,941	4,917	4,951
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$3.58	$0.53	$10.24	$5.45
Diluted	$3.56	$0.53	$10.18	$5.42

Cash dividends declared per share	$0.21	$0.20	$0.63	$0.60

NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per basic and diluted share, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare the Company's financial performance period to period.
The Company's adjusted net income and adjusted earnings per diluted share for the year ended September 30, 2025, was calculated as follows:

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
(Thousands, except per share data)
NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$2,626	$26,848
Add back:
Pension termination expense, after tax	7,721	7,721
ADJUSTED NET INCOME ATTRIBUTABLE TO PLPC SHAREHOLDERS	$10,347	$34,569
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,915	4,925
Diluted	4,941	4,951
ADJUSTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
Basic	$2.11	$7.02
Diluted	$2.09	$6.98

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025

ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS:
NET INCOME PER SHARE ATTRIBUTABLE TO PLPC SHAREHOLDERS	$0.53	$5.42
Add back:
Per share impact of pension termination expense, after tax	1.56	1.56
ADJUSTED DILUTED EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PLPC SHAREHOLDERS	$2.09	$6.98